Exhibit 99.1

     Albany International Reports 2003 Earnings Per Share of $1.64 After
                        Restructuring Charges of $0.46

     Financial Highlights

     * For the full-year 2003, net income was $1.64 per share after restructuring charges of $0.46 per share, compared to $1.52 per share for 2002.

     * Fourth-quarter 2003 net income was $0.32 per share after restructuring charges of $0.12 per share, compared to $0.55 per share for the same period last year.

     * Net cash provided by operating activities was $36.0 million for the fourth quarter of 2003 and $128.1 million for the full year.

    ALBANY, N.Y., Jan. 26 /PRNewswire-FirstCall/ -- Albany International Corp. (NYSE/PCX/FWB: AIN) reported 2003 net income per share of $1.64, compared to $1.52 for 2002. Net income for 2003 included restructuring charges of $0.46 per share, reflecting the ongoing impact of the $30 million cost reduction initiative announced in January of 2003. Fourth-quarter 2003 net income was $0.32 per share after restructuring charges of $0.12 per share, compared to $0.55 per share for the same period last year. The following table provides key components of earnings per share:

                                        Fourth Quarter        Full Year
    (Per share amounts)                 2003      2002      2003    2002

    Earnings before restructuring
     charges and the cumulative
     effect of accounting change       $0.44     $0.55     $2.10   $1.70
    Restructuring charges              -0.12        --     -0.46      --
    Cumulative effect of
     accounting change                    --        --        --   -0.18
    Net income                         $0.32     $0.55     $1.64   $1.52

    Net sales for the fourth quarter of 2003 increased $11.1 million, or 5.2 percent, compared to the same period last year. Excluding the effect of changes in currency translation rates, net sales were down 5.7 percent. Following is a table of fourth-quarter net sales by segment and the effect of changes in currency translation rates:

                                                             Increase in
                                                         fourth-quarter 2003
                         Net sales as reported             net sales due to
    (In thousands)     three months ended December 31    changes in currency
                                                          translation rates
                              2003          2002
    Engineered Fabrics    $181,297      $178,068               $18,002
    Albany Door Systems     30,155        26,937                 3,967
    Applied Technologies    14,806        10,166                 1,350
    Total                 $226,258      $215,171               $23,319

    Gross profit was 40.2 percent of net sales in the fourth quarter of 2003, compared to 41.2 percent in the same quarter of 2002. Gross profit in the fourth quarter was negatively affected by sales mix and the increasing strength of the euro relative to the U.S. dollar, which reduced the gross profit on products exported from Europe and sold in U.S. dollars. Excluding those effects, gross profit as a percentage of net sales was 41.2 percent in the fourth quarter of 2003. For the full year, gross profit as a percentage of net sales was 41.6 percent in 2003 and 41.7 percent in 2002. As a result of a number of initiatives including efficiency improvements, the Company expects gross profit as a percentage of net sales to improve during 2004 as compared to the full-year 2003.

    Fourth-quarter 2003 selling, technical, general, and research expenses increased 10.1 percent compared to the same period last year, but increased only 0.3 percent excluding the effect of changes in currency translation rates.

    Operating income was $18.1 million, compared to $27.8 million in the fourth quarter of 2002. The following table highlights key components of operating income:

                                        Fourth Quarter        Full Year
    (In millions)                       2003      2002      2003     2002
    Operating income before
     reconciling items                 $21.6     $27.8    $108.0   $102.1
    Reconciling items:
      Restructuring charges             -5.8        --     -21.8       --
      Currency effect
       on European exports              -1.7        --      -9.4       --
      Effect of changes in currency
       translation rates                 4.0        --       8.8       --
    Operating income as reported       $18.1     $27.8     $85.6   $102.1

    The decrease in fourth-quarter operating income before reconciling items is primarily attributable to lower net sales, excluding the effects of changes in currency translation rates. The decrease in net sales had the effect of reducing earnings per share by $0.11 per share.

    Other income/expense, net, was $0.6 million of income for the quarter, compared to $0.5 million of expense in the fourth quarter of 2002. The difference in 2003 is due principally to currency hedging activities. The Company's currency hedging program is intended to protect the U.S. dollar equivalent value of certain projected future cash flows and to partially offset the effects of volatility on its financial statements.

    Fourth-quarter income tax expense was $4.5 million in 2003, compared to $5.2 million in 2002. In the fourth quarter of 2002, income tax expense was reduced by $2.8 million related to the favorable resolution of certain income tax contingencies, causing the income tax rate in that quarter to be 23 percent of pre-tax income. The effective income tax rate in the fourth quarter of 2003 was 30 percent, and the Company expects the 2004 effective income tax rate not to exceed 30 percent.

    For the full-year 2003, net sales were 6.5 percent higher than 2002 net sales. Excluding the effect of changes in currency translation rates, net sales were down 2.2 percent. Following is a table of net sales by segment and the effect of changes in currency translation rates:

                         Net sales as reported      Increase in 2003 net sales
                         year ended December 31,       due to changes in
    (In thousands)           2003        2002      currency translation rates

    Engineered Fabrics    $717,104    $682,991                $54,451

    Albany Door Systems     99,655      91,185                 13,019
    Applied Technologies    52,213      41,871                  3,159
    Total                 $868,972    $816,047                $70,629

    On January 8, 2004, the Company entered into a new, five-year $460 million revolving credit facility with a group of banks. The new facility, which is unsecured, replaced a $500 million facility that had been secured by a pledge of shares of certain subsidiaries. At the closing, the Company borrowed $200 million under the new facility and repaid an equal amount to satisfy the old facility. Based upon the maximum leverage ratio permitted under the new facility, the Company is currently permitted to borrow an additional $260 million.

    The new credit agreement permits the Company to purchase shares of Common Stock at any time, as long as the Company's Leverage Ratio (as defined in the credit agreement) does not exceed 2.25 to 1.00 after the purchase. The agreement also permits the Company to make acquisitions, provided that the Leverage Ratio does not exceed 2.50 to 1.00 after giving effect to any such acquisition. As of December 31, 2003, the Company's Leverage Ratio under the new agreement would have been 0.97 to 1.00. In accordance with generally accepted accounting principles, the Company expects to take a charge in the first quarter of 2004 of $0.9 million for the write-off of remaining deferred financing costs related to the old credit facility.

    Net cash provided by operating activities was $36.0 million during the fourth quarter of 2003, compared to $49.1 million for the same period of 2002. For the full year, net cash provided by operating activities was $128.1 million compared to $118.8 million in 2002. Prospects for continued strong cash flows in 2004 remain good, particularly as the Company realizes additional savings from the $30 million cost reduction program. The Company is continuing to evaluate which alternative uses of cash would be most beneficial to our shareholders.

    In January 1998, the Board of Directors authorized the purchase of 3,000,000 shares of Class A Common Stock, in the open market or otherwise, at such prices as management may from time to time consider to be advantageous, and 1,616,900 shares were purchased. No purchases have been made under this authorization since October 1, 1998. Management remains authorized to purchase up to 1,383,100 shares without further announcement.

    Comments on Operations

    Chairman and Chief Executive Officer Frank Schmeler commented, "Despite a very difficult business environment, which adversely affected our sales and earnings results for the fourth quarter, the Company reported improved earnings for the full year. Although stronger economic indicators were reported in some geographic regions during the fourth quarter, our paper and paperboard customers continued to reduce capacity and limit production. The resulting impact on demand for our products adversely affected sales of engineered fabrics. Sales of high-performance doors were similarly affected as industrial customers continued constraints on capital spending. The Company continued to focus on new product introductions in our Engineered Fabrics and High Performance Door segments during the quarter. The new developments should provide new value opportunities for our customers and benefits for our businesses. Net sales in our Applied Technologies segment improved for both the quarter and the full year and also reflected the effect of new product developments. The Company's strong full-year results reflect our continuing ability to generate cash and control costs, despite challenging business conditions and the additional efforts required to successfully implement the restructuring program.

    "On January 22, 2004, we announced a manufacturing consolidation plan affecting two paper machine clothing facilities in Europe. Under the plan, we would discontinue the manufacture of dryer fabrics at our facility in Bury, England, but would continue making process belts in that location. The production of dryer fabrics would be relocated to our recently expanded and modernized dryer fabric facility in Finland. In addition, we would discontinue all manufacturing at our press fabric and forming fabric plants in Dieren, the Netherlands, and relocate this production to other Albany International plants. These actions are subject to consultation with works councils and trade unions in accordance with local law. Subject to compliance with the local law, we expect these actions to be completed during the third quarter of 2004.

    Engineered Fabrics

    (This segment includes Paper Machine Clothing (PMC), used in the manufacture of paper and paperboard products, and Engineered Products for the nonwovens and pulp industries.)

    "Fourth-quarter net sales for the Engineered Fabrics segment increased 1.8 percent compared to the same period last year. Excluding the effect of changes in currency translation rates, fourth-quarter net sales decreased 8.3 percent compared to the same period in 2002. Although the operating rates of the paper and paperboard industries might be expected to rise as a result of the reductions in capacity produced by their consolidations, reported operating rates in the United States improved only slightly for paper and declined for paperboard. In Europe, operating rates remained soft.

    Albany Door Systems

    (This segment includes sales of High Performance Doors and replacement door parts to a wide variety of industrial customers and door service.)

    "Economic conditions continue to have an adverse affect on sales of our high-performance doors. Compared to the fourth quarter of 2002, sales in this segment increased 11.9 percent, but decreased 2.8 percent excluding the effect of changes in currency translation rates. Door sales remained sluggish as increases in our customers' capital spending have yet to materialize. The ongoing cost reduction activities had a positive impact on segment earnings.

    Applied Technologies

    (This segment includes a diverse collection of materials and structural-component businesses including insulation for personal outerwear and home furnishings (PrimaLoft); specialty materials and composite structures for aircraft and other applications (Techniweave); specialty filtration products for wet and dry applications (Industrial Process Technologies); industrial insulation products (High Performance Materials); and products for high-temperature personal protection and aerospace applications (Advanced Thermal Protection).)

    "Fourth-quarter 2003 net sales in the Applied Technologies segment increased 45.6 percent compared to the same period last year and increased
32.4 percent excluding the effect of changes in currency translation rates. New products and market opportunities are driving growth in this segment. For example, the expansion of PrimaLoft(R) premium synthetic insulation into the European and Japanese markets is providing continued growth for this product. Fourth-quarter results for the segment benefited from the effects of implemented cost reductions.

    Looking Ahead

    "Although the reported improvements in the general economy have not yet resulted in significant improvements in our customers' markets, we maintain a cautiously optimistic view of 2004. Further improvements in efficiency, and opportunities for new product and process development, should result from our restructuring activities. Their successful completion will require the continued best efforts and full support of all of our people. As previously reported, we expect significant charges associated with these restructuring steps to occur in the first and second quarters of 2004.

    "Our paper and paperboard customers are asking us to assist them in improving their operations through paper machine clothing improvements. They understand the significant impact that improved PMC products can have on the quality of paper and paperboard and on the cost and efficiency of the paper and paperboard manufacturing processes. Among the strategic objectives for all of our businesses is the continued search for solutions that will benefit both our customers and our shareholders.

    "The Company expects capital expenditures to total approximately $55 million in 2004. Investments in new equipment are intended principally to maximize the benefits of the relocation of production to centralized locations. Depreciation for 2004, after giving effect to proposed plant closures, is projected to be approximately $50 million, and amortization is projected to be approximately $5 million.

    "Our focus on delivering value contributed to improved returns for our shareholders and benefits to our customers in 2003. Some customers have identified millions of dollars in savings through the application of our value-driven products and services. We intend to maintain and sharpen this focus during 2004."

    The Company plans a live webcast to discuss fourth-quarter and full-year 2003 earnings on Tuesday, January 27, 2004, at 9:00 a.m. Eastern Time. For access, go to www.albint.com .

    Albany International is the world's largest producer of paper machine clothing and high-performance doors with manufacturing plants in 15 countries and sales worldwide. Additional information about the Company and its businesses and products is available at www.albint.com.

    This release contains certain items that may be considered to be non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they can provide additional useful information to investors regarding the registrant's financial condition, results of operations, and cash flows. The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period.

    Forward-looking statements in this release or in the webcast, including statements about future sales, earnings, cash flows, possible uses for cash, pricing, markets, cost reductions, new products and process improvements, paper industry consolidation and outlook, capital expenditures, tax rates, and depreciation and amortization are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations and are subject to various risks and uncertainties, including, but not limited to, economic conditions affecting the paper industry and other risks and uncertainties set forth in the Company's 2002 Annual Report to Shareholders and subsequent filings with the Securities and Exchange Commission.

                            ALBANY INTERNATIONAL CORP.
             CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
                                   (unaudited)
                       (in thousands except per share data)

      Three Months Ended                                   Year Ended
         December 31,                                      December 31,
       2003        2002                                 2003         2002

    $226,258    $215,171    Net sales                $868,972     $816,047
     135,346     126,473    Cost of goods sold        507,786      475,765

      90,912      88,698    Gross profit              361,186      340,282
                            Selling, technical,
                             general and research
      67,047      60,907     expenses                 253,821      238,194
       5,752         -      Restructuring              21,751         -

      18,113      27,791    Operating income           85,614      102,088
       3,758       4,363    Interest expense, net      15,074       17,536
                            Other (income)/expense,
        (570)        496     net                          662        5,003

                            Income before income
      14,925      22,932     taxes                     69,878       79,549
       4,478       5,225    Income taxes               15,720       25,041

                            Income before associated
      10,448      17,707     companies                 54,158       54,508
                            Equity in earnings of
          88          62     associated companies        (103)         270

                            Income before cumulative
                             effect of change in
      10,536      17,769     accounting principle      54,055       54,778
                            Cumulative effect of
                             change in accounting
         -           -       principle, net of taxes      -         (5,837)

      10,536      17,769    Net income                 54,055       48,941

                            Retained earnings,
     425,217      371,621    beginning of period      387,609      345,273
      (2,346)      (1,781)  Dividends declared         (8,257)      (6,605)

                            Retained earnings,
    $433,407     $387,609    end of period           $433,407     $387,609


                            Earnings per share - basic:
                             Income before cumulative
                              effect of change in
       $0.32        $0.55     accounting principle       $1.64        $1.70
                             Cumulative effect of change
        0.00         0.00     in accounting principle     0.00        (0.18)
       $0.32        $0.55    Net income                  $1.64        $1.52

                            Earnings per share - diluted:
                             Income before cumulative
                              effect of change in
       $0.31        $0.54     accounting principle       $1.61        $1.68
                             Cumulative effect of change
        0.00         0.00     in accounting principle     0.00        (0.18)
       $0.31        $0.54    Net income                  $1.61        $1.50


                             Average number of shares
                              used in basic earnings
      33,437       32,366     per share computations     32,889      32,126
                             Average number of shares
                              used in diluted earnings
      34,168       32,707     per share computations     33,514       32,635

       $0.07       $0.055    Dividend per share           $0.25       $0.205


                           ALBANY INTERNATIONAL CORP.
                           CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)
                                   (unaudited)

                                               December 31,      December 31,
                                                    2003              2002
    ASSETS
      Cash and cash equivalents                    $78,822           $18,799
      Accounts receivable, net                     151,157           135,339
      Note receivable                               21,814            20,075
      Inventories:
        Finished goods                              93,787            90,766
        Work in process                             53,936            44,763
        Raw material and supplies                   29,805            28,534
                                                   177,528           164,063

      Deferred taxes                                33,314            43,439
      Prepaid expenses                               8,067             7,173
          Total current assets                     470,702           388,888

      Property, plant and equipment, net           370,280           346,073
      Investments in associated companies            5,278             4,849
      Intangibles                                   15,790            16,274
      Goodwill                                     159,543           137,146
      Deferred taxes                                70,450            65,574
      Cash surrender value of life
       insurance policies                           32,399            29,282
      Other assets                                  21,274            23,435
          Total assets                          $1,145,716        $1,011,521

    LIABILITIES AND SHAREHOLDERS' EQUITY
      Notes and loans payable                       $5,250           $12,224
      Accounts payable                              35,080            39,624
      Accrued liabilities                          122,550           101,510
      Current maturities of long-term
       debt                                          1,949             1,914
      Income taxes payable and deferred             20,475            31,222
          Total current liabilities                185,304           186,494

      Long-term debt                               214,894           221,703
      Other noncurrent liabilities                 153,811           168,765
      Deferred taxes and other credits              37,052            33,961
          Total liabilities                        591,061           610,923

    Commitments and Contingencies                        -                 -

    SHAREHOLDERS' EQUITY
      Preferred stock, par value $5.00
       per share; authorized 2,000,000
       shares; none issued                               -                 -
      Class A Common Stock, par value
       $.001 per share; authorized
       100,000,000 shares; issued 32,548,938
       in 2003 and 28,983,057 in 2002                   33                29
      Class B Common Stock, par value
       $.001 per share; authorized
       25,000,000 shares; issued and
       outstanding 3,236,476 in 2003
       and 5,607,576 in 2002                             3                 6
      Additional paid in capital                   280,734           255,484
      Retained earnings                            433,407           387,609
      Accumulated items of other
       comprehensive income:
        Translation adjustments                    (65,613)         (147,400)
        Derivative valuation adjustment             (8,840)          (13,592)
        Pension liability adjustment               (39,579)          (35,962)
                                                   600,145           446,174
      Less treasury stock (Class A), at
       cost (2,190,038 shares in 2003
       and 2,193,793 shares in 2002)                45,490            45,576
          Total shareholders' equity               554,655           400,598
          Total liabilities and
           shareholders' equity                 $1,145,716        $1,011,521


                           ALBANY INTERNATIONAL CORP.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (unaudited)
                                 (in thousands)

                                                          Year Ended
                                                          December 31,
                                                     2003              2002
      OPERATING ACTIVITIES
      Net income                                   $54,055           $48,941
      Adjustments to reconcile net income
       to net cash provided by operating
       activities:
        Equity in earnings of associated
         companies                                     103              (270)
        Depreciation                                51,003            47,478
        Amortization                                 5,091             5,385
        Provision for deferred income
         taxes, other credits and long-
         term liabilities                           (6,908)          (21,094)
        Provision for impairment of
         buildings and equipment                    11,390                -
        Provision for impairment of
         goodwill                                       -              5,837
        Increase in cash surrender value
         of life insurance                          (1,998)             (569)
        Unrealized currency transaction
         gains                                      (8,286)           (1,933)
        Gain on disposition of assets                 (678)           (2,688)
        Shares contributed to ESOP                   5,398             4,635
        Tax benefit of options exercised             2,289             1,672
      Changes in operating assets and
       liabilities:
        Accounts receivable                         17,819            14,737
        Sale of accounts receivable                 (2,134)            7,237
        Note receivable                             (1,739)            1,028
        Inventories                                  3,171            17,687
        Prepaid expenses                              (894)           (1,885)
        Accounts payable                            (4,544)          (10,653)
        Accrued liabilities                         12,457            (5,671)
        Income taxes payable                        (9,294)            8,346
        Other, net                                   1,777               605
        Net cash provided by operating
         activities                                128,078           118,825

      INVESTING ACTIVITIES
        Purchases of property, plant and
         equipment                                 (52,564)          (31,678)
        Purchased software                          (1,072)           (1,465)
        Proceeds from sale of assets                 6,814             6,373
        Repayments of loans from life
         insurance policies                             -            (25,934)
        Premiums paid for life insurance
         policies                                   (1,118)           (1,159)
        Net cash used in investing
         activities                                (47,940)          (53,863)

      FINANCING ACTIVITIES
        Proceeds from borrowings                    45,833            60,208
        Principal payments on debt                 (59,709)         (106,446)
        Dividends paid                              (7,692)           (6,391)
        Proceeds from options exercised             17,559            14,950
        Net cash used in financing
         activities                                 (4,009)          (37,679)

      Effect of exchange rate changes on
       cash flows                                  (16,106)          (14,637)

      Increase in cash and cash
       equivalents                                  60,023            12,646
      Cash and cash equivalents at
       beginning of year                            18,799             6,153
      Cash and cash equivalents at end of
       period                                      $78,822           $18,799

SOURCE  Albany International
    -0-                             01/26/2004
    /CONTACT: Kenneth C. Pulver, Vice President-Corporate Communications of Albany International, +1-518-445-2214/
    /Web site:  http://www.albint.com /
    (AIN)

CO:  Albany International
ST:  New York
IN:  PAP FAS HOU
SU:  ERN CCA